UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 21, 2009

BOATATOPIA
(Exact name of registrant as specified in its charter)

Nevada	001-34070	20-8273426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2514 Via De Pallon Circle Henderson, Nevada	89074
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 866-5835

Copies of Communications to:
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.03 Material Modifications to Rights of Security Holders

A ten for one forward stock split (the “Forward Split”) of the Registrant’s common stock, par value $0.001 per share was approved on January 21, 2009.  The Record Date of the forward split was set for February 2, 2009 with the Payable Date being February 3, 2009.  The Forward Split was approved by the Board of Directors without stockholder approval in accordance with the authority conferred by Section 78.207 of the Nevada Revised Statutes.  The Registrant filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Nevada Secretary of State.  A copy of the Certificate of Change is filed herewith as Exhibit 3(i)(b).  The Certificate of Change also increased the number of authorized shares of common stock of the Company at a ratio of ten for one.  As a result the Registrant now has an authorized amount of 1,000,000,000 shares of common stock.

Pursuant to the forward split, holders of the Company’s common stock are deemed to hold ten (10) post-split share of the Company’s common stock for every one (1) share of the Company’s issued and outstanding common stock as classified immediately prior to the close of business on the Record Date.  No fractional shares of the Company’s common stock will be issued in connection with the forward split.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As described in Item 3.03 above, the Registrant filed a Certificate of Change with the Nevada Secretary of State in connection with the Forward Split.  As a result of the Forward Split the Registrant also filed an amendment to its Articles of Incorporation to increase the authorized number of shares of the Registrant’s common stock from one hundred million (100,000,000) to one billion (1,000,000,000).  A copy of the Certificate of Amendment is attached hereto as Exhibit 3(i)(c).

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

EXHIBITS

Exhibit Number	Description
3(i)(b)	Certificate of Change Pursuant to NRS 78.209
3(i)(c)	Certificate of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boatatopia

By: /s/ Sameer Deeb
Date: February 6, 2009                                                     Sameer Deeb, President